UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2008 (July 15, 2008)

GEORGIA GULF CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA		30346
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:      (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2 (b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4 (c))

Item 8.01               Other Events.

Georgia Gulf Corporation (the “Company”) announced that it has entered into a settlement agreement with certain holders (the “Signing Holders”) of its 7 1/8 percent senior notes due 2013 who submitted a notice of default on June 6, 2008, as previously reported on the Company’s Form 8-K filed June 9, 2008.

In connection with the settlement agreement, the Signing Holders have delivered to the trustee for the 7 1/8 percent notes a notice of withdrawal of the notice of default dated June 6, 2008, and the Company and those holders will file for dismissal of the related litigation (as described in the Company’s Form 8-K filed June 13, 2008) and enter into mutual general releases.  In connection with, among other things, the dismissal of the litigation and certain restrictions and obligations of the Signing Holders with regard to their holdings of the Company’s securities, the Company has agreed to pay $1.4 million of the legal fees of the Signing Holders.

The Company intends to solicit the consents of all holders of the 7 1/8 percent notes to an amendment to the related indenture and has agreed to pay a consent fee of $1.5 million to all consenting note holders pro rata to their respective holdings.  The Signing Holders and an additional holder of such notes, who collectively hold a majority in principal amount of the 7 1/8 percent notes, have delivered to the Company their consents to the amendment.  The amendment, once effective, will amend certain covenants in the indenture, and provide a waiver of defaults, if any.  Approval of the lenders under the Company’s bank credit agreement is required for the consent fee payment and the indenture amendment.  The settlement agreement and the related press release are attached hereto as Exhibits 99.1 and 99.2 and are hereby incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits.

                (d)           Exhibits.

Number	Exhibit

99.1	Settlement Agreement

99.2	Press Release re: Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President, General Counsel and Secretary

Date:  July 15, 2008